Exhibit 99.2

Transcript of

American Vanguard Corporation

Second Quarter 2025 Earnings Conference Call

July 31, 2025

Participants

Anthony Young - Director of Investor Relations, American Vanguard Corporation

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

David Johnson - Chief Financial Officer, American Vanguard Corporation

Analysts

Ben Klieve - Lake Street Capital Markets, LLC

Presentation

Operator

Greetings. Welcome to the American Vanguard Second Quarter 2025 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

I will now turn the conference over to your host, Anthony Young, Director of Investor Relations. Anthony, you may begin.

Anthony Young - Director of Investor Relations, American Vanguard Corporation

Thank you, Tom. Good afternoon, and welcome to American Vanguard’s second quarter 2025 earnings review. Our prepared remarks will be led by Dak Kaye, Chief Executive Officer; and David Johnson, Chief Financial Officer. A copy of today’s release along with supplemental slides are available on our website. A replay of the webcast and transcript from this event will be available on our website shortly as well.

Before we begin our comments, we’d like to remind everyone that today’s press release and certain of our comments on the call include non-GAAP figures and forward-looking statements and actual results may differ materially. Please refer to the cautionary language included in our press release and slides and to the risk factors described in our SEC filings, all of which are available on our website.

It is now my pleasure to turn the call over to CEO, Dak Kaye.

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

Thank you, Anthony, and welcome everyone to our second quarter 2025 earnings conference call. As many of you are aware, American Vanguard has been in the midst of a business transformation, and I believe these efforts are beginning to bear fruit. While this quarter shows dramatic improvement as compared to where we were last quarter and last year, in my opinion, this is only the beginning for the company.

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I believe we will continue to make significant improvements based upon the hard work that has already been completed and some of the initiatives that we are working on at this very moment. We would like to thank the investors who have stuck with us through this challenging period, and we look forward to producing even better results over the coming quarters and years. We remain confident that we can achieve our 2025 EBITDA target of $40 million to $44 million and a revenue target of $535 million to $545 million.

Turning to the second quarter. We are very pleased to see net sales grow from $128 million to $129 million, an increase of 1%, and adjusted EBITDA nearly double to $11 million as compared to $6 million last year. The EBITDA improvement can be attributed to cost-cutting initiatives that management executed, while the improvement in sales can be attributed to commercial activities undertaken by the sales organization in combination with an improving agricultural backdrop. We experienced growth in both our U.S. crop and non-crop segments, while our sales in our international business were similar to the year ago period.

During the second quarter, our GreenSolutions business was soft, though still growing at a rate that was ahead of our broader company. Looking forward, we continue to expect double-digit growth from our GreenSolutions in 2025. Channel uncertainty from tariffs negatively impacted the U.S. GreenSolutions platform during the second quarter, but we expect Central and South American sales to materially pick up in the second half of the year, exhibiting their normal seasonal strength.

While I am pleased that the initiatives we implemented during my first few months on the job are beginning to provide tangible results, it is important to remember that we remain in the early stage of our business transformation. There remains much work to be done. The initial improvements that we are seeing in working capital, gross profit margin, and operating expenses are the initial steps. And over the long-term, we look forward to returning to double-digit EBITDA margins as we strive for our long-term goal of 15%.

Our gross profit margin significantly improved during the quarter, increasing to 31% from 29% in the year-ago period, and 26% in the first quarter of 2025. This is the highest our gross profit margin has been in the last 5 quarters. A portion of this improvement can be attributed to our improved SIOP process and improved manufacturing performance. But a significant portion of this improvement can be attributed to the operational team that we hired in the first quarter of this year.

American Vanguard has historically not had a formal procurement organization, and early on during my tenure, identified this as an area where the implementation of modern practices could help both the income statement and the balance sheet. I’m happy to see this initial improvement in gross profit margin, and I am also pleased to see we have driven down inventory, which is helping to free up cash, and in turn, this will improve the value of the company for our shareholders.

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We continue to have a sharp focus on our operational expenses, which declined to compare to a year ago levels. Our OpEx as a percentage of sales is down to 27% as compared to 31% last year. This is still far away from our long-term goal of the low-20s.

As you recall from our last quarter’s call, I have directed the team to analyze where we can take costs out of the business. Even after this quarter’s improvement, the mandate to simplify, prioritize, and deliver remains in place. I believe there are further costs that can be taken out, further improvement at the top-line, and greater efficiencies overall.

Before turning the call over to David, I would like to discuss what we are seeing in the agricultural economy. It appears the worst of the destocking may have run its course. In Slide 5, you can see year-over-year destocking on a percentage basis, compared to the absolute change of inventory in the channel, with the lowest bar graph representing how much American Vanguard inventory is in the distribution channel. Destocking was only a slight headwind to us during the quarter. Despite this, our sales grew versus last year’s second quarter, as well as over the first quarter of 2025.

Finally, with respect to the farming legislation that was contained in the recently passed budget bill, there are several incentives which should benefit growers. Of greater importance, improving the reference prices for crop insurance should provide security for the U.S. farmers to continue to plant over the coming years. Industry and analysts calculate that the budget bill will provide $66 billion in subsidies to growers over the next 10 years.

I will now turn the call over to David. David?

David Johnson - Chief Financial Officer, American Vanguard Corporation

Thank you, Dak. Good afternoon, everyone. I agree with Dak’s statement on the pace and cadence of transformation that is unfolding at the company. We are seeing significant improvement in our financial performance, as the initiatives implemented as part of the business transformation begin to drive results.

Our second quarter of 2025 revenue was $129 million, as compared to $128 million in the second quarter of 2024, a 1% increase. While we saw weakness in our cotton business as a result of reduced acres, increased corn acreage and a significant slowing in channel destocking for key granular soil insecticides were areas of strength for the company.

Gross profit margin increased to 31% during the quarter, as compared to 29% last year, a combination of an improved SIOP process, improved manufacturing efficiency and a slight uptick in volumes are the reasons for the overall improvement in gross margin. While there may be some fluctuations in the coming quarters, we believe that we are on the right path to a sustainably higher gross profit margin as compared to our recent performance.

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Our ability to cut our operating expense continues to be a bright spot for the company. We cut our costs by $5 million in the quarter, of which SG&A was reduced by $2 million and our research, product development and regulatory was reduced by almost $3 million as compared to the second quarter of 2024.

Additionally, our business transformation expense decreased by about $6 million, with a significant benefit to cash flow. These cuts build upon the savings we achieved in the first quarter. As participants on the call can see in Slide 8, our business transformation is producing tangible results.

Our operational efficiency also extends to our balance sheet. We frequently comment on our pronounced annual business cycle, where we build inventory during the first 2 quarters of the year to be prepared to meet customer demand in the second half of the year.

Based upon an improved SIOP process and increased discipline instilled by our operational team, inventory increased by only 7% as compared to the beginning of the year. This compares to inventory increasing 12% over the similar period in 2024 and 29% in 2023. When you compare our inventory to where it was last year at this time, it is down $53 million or 22%. The decrease in inventory has led to a decrease in our need to utilize our evolving line of credit.

Our debt outstanding on June 30th was $189 million as compared to $211 million at this time last year. The decrease in year-over-year debt is an indicator of the improvement in the cash cycle that has occurred at the company and is particularly pleasing when we consider the cash transformation costs expended in the second half of 2024.

During the first half, we held back on CapEx, and our latest estimate is to be more in the range of $5 million to $6 million for 2025, coupled with our expectation that we will generate $40 million to $44 million in adjusted EBITDA points towards a reasonably strong free cash flow year in 2025. Our intention is to use the majority of this free cash flow to further pay down debt.

Finally, as you may recall from our prior disclosure, our credit agreement expires in Q3 of 2026, and in order to keep borrowed debt classified as long-term on our balance sheet, we need to either extend or replace the facility 12 months before expiration. Accordingly, we are currently having substantive discussions with senior lenders to obtain an amendment that would give us the runway to improve our financial performance in a rising market before having to put in place a new agreement. We have a multi-decade relationship with BMO and thank them and the rest of the lending syndicate for their consistent support through multiple market cycles.

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With that, I’ll turn the call back to Dak.

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

Thank you, David. A few closing thoughts before we open the call up to Q&A. What we pointed out during our last conference call is beginning to play out. One, the agricultural cycle appears to be at or near the bottom and gradual improvement appears likely. Two, the worst of the industry destocking appears to have run its course. Three, the American Vanguard team is laser focused on further improving our costs to operate the business. These events have led to a significant improvement at our financial results during the second quarter and we believe that this is only the start.

We will continue to prudently take additional costs out, while we have nearly doubled our adjusted EBITDA margin as compared to the second quarter of 2024, we will continue to push towards expanding our EBITDA margin and we’ll get there through a combination of improved gross margins and lower operating expenses.

One other thought I would like to leave you with. American Vanguard has a substantial U.S.-based manufacturing footprint. While tariffs have created some uncertainty in the agricultural market, they may begin to present an opportunity for companies like ours that have well-established domestic footprints. We are not building these types of opportunities into our base case financial projections. But the implementation of tariffs may put pressure on historical supply chains and create opportunities for us.

All-in-all, we remain extremely excited about what remains in front of us as we transform American Vanguard into the trusted provider of proven agricultural and environmental solutions.

With that, I’ll open the call up for questions. Operator?

Operator

Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions] And the first question is coming from Ben Klieve from Lake Street Capital. Ben, your line is live.

Q: Thanks for taking my questions, and congratulations on a nice quarter here. First question, David, you noted the credit facility is coming current next month and it sounds like you are pretty confident that you’re going to be able to kind of extend the existing facility here for a bit. I know the terms of that, you can’t necessarily get into what your expectations are, but I’m wondering if you can give us an expectation on timing. Is this something that you think will be successfully extended within the weeks to come or is this something that we’re going to be talking about again on the next quarter call?

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David Johnson - Chief Financial Officer, American Vanguard Corporation

Well, we can’t really share a whole lot of our discussions negotiations with lenders, but I can say we’re having productive conversations we are well aware, they are well aware of the timetable that we’re looking at, and I think we’re heading in the right direction.

Q: Okay. All right. Fair enough. Dak, a couple questions for you, so you talked about the successes that you had with kind of a more thoughtful approach to procurement. Can you talk about that specifically was that a function of kind of human capital coming in and having a thoughtful approach? And if so, but can you talk about the cost associated with that investment upfront? Or was that something that was enabled by part of the digital transformation that you’ve been undertaking or both?

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

Thanks, Ben. That’s a good question. Yeah, it’s a little bit of combination of both as far as the transformation and bringing in the team. One thing I’ve learned early on in my career is procurement people pay from themselves almost instantaneously. And if you remember, when I first came on board I brought in Jared Stanley, the Head of the Operations and bifurcated what was the current function between manufacturing and operations.

That was one and I separated that function between Nolteanous and Jared. Nolteanous taking over the Manufacturing and Jared taking over the Operations. With that it gives more focus there and that an SIOP process so it begins with that process with the demand planning, production planning, and then the procurement planning, so it’s giving the team longer lead time to understand what they need to procure. And then in addition to that, we brought in some additional resources in Q2 to assist with the procurement process as well. So, it’s a combination of what was left over from the transformation initiatives and bringing on the resources to execute on it.

Q: Okay. Very helpful. Thank you. One kind of general industry question and how American Vanguard is operating within it? At this time, what destocking, as you said, seemingly at least largely overcome? And the supply chain living more hand-to-mouth, can you talk about how you have seen kind of the order flow in recent months? How urgent those orders are coming in and the extent to which you feel like your manufacturing footprint is well positioned to deal with the more hand-to-mouth nature that we’re hearing about?

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

Absolutely. I mean, as we’re set up currently with our manufacturing footprint and inventory, our operations and customer service were very well suited to handle the end season demands that the current environment is. What we’ve seen is, as far as orders, is a lot smaller, more timely orders to the season as opposed to big chunks of orders that we’ve seen in the past, and we’re well suited for that. That’s pretty much been the operational model of American Vanguard from a historical standpoint. Now, we’re just getting it aligned up with the current cycle more and getting the demand and procurement production cycles aligned as well.

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Q: Got it. Thanks. And there’s one more for me, and then I’ll get back in queue. Another around the manufacturing footprint. You talked about the potential as a U.S. manufacturer in the world of tariffs. Can you help us understand, one, kind of the relative level of facility utilization that you have today? And then maybe elaborate a bit on some of the kind of initiatives that you think… [Technical Difficulty]

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

[Waited. Right away there, Ben.] [ph]

Operator

Hi, Ben, we lost your audio. If you could just move to a different part of the room and try again.

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

I’ll go ahead and try to address. Yeah, I’ll just try to go, I think, as it goes around factory utilization question. Yes. I mean, the factories have been underutilized. We have seen this as an initiative to increase efficiencies there. We did very well in Q2, and I think that was a very much positive impact on our performance in Q2. As we continue to implement the SIOP process, this is going to get better and better, in my opinion.

Having said that, we are strategically aligning production of products between the factories so that we can maximize utilization and reduced down times as an initiative. And as well, we are looking at third-party opportunities to toll manufacture there to increase that utilization factor as well. So those are the ongoing initiatives around factory utilization.

Q: Well, if you guys can hear me, thanks for taking my questions. I’ll hop back in queue.

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

Thanks, Ben.

Operator

Thank you. [Operator Instructions] And currently there were no other questions in the queue.

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

Sorry. Is Wayne have a question?

Operator

See if Wayne still has a question. Wayne, if you had any follow-up questions, there were no other questions in queue, so please go ahead.

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Q: Yeah. Hey, Dak, thanks for taking my question. Really nice quarter and nice to see some really nice progress on costs and margin. Just wanted to get your take on, with a lot of the transformation efforts through now, how sustainable are margins at these levels now? Was there anything anomalous in the quarter? Or is this what we can expect in this area going forward?

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

Good question, Wayne. Yes, I mean, this is what we’re striving for. I mean, there was a nice mix of product in Q2, as well as manufacturing efficiencies that we saw there. I think it’s a culmination of several things positively happening in the quarter. This is what we’re striving for. This will continue to go after as increasing those gross profit margins to get to that long-term goal of 15% EBITDA. So it’s what we’re striving for. There’s obviously going to be turbulence up and down, different market dynamics, and product mix of sales, depending on the quarter. But this is what we’re striving for and going forward. This is what we’re trying to achieve.

Q: Okay. That’s great. And then just a nice job on inventories as well. Moving through the rest of the year, do you have a target or how comfortable are you with inventories now, and do you have a target to get them down further?

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

I mean, we are striving, I think we’re at 1.74, 1.75 inventory turns for the quarter. We’re striving to get that number closer to 2. It’s not something that you can move overnight with the synthesis production that we have currently – [and the synthesis production we have not currently; synthesis production we have.] [ph] So, there’s a little bit longer timeframe there related to raw material sourcing and production and built-in campaigns, but we’re striving towards inventory turns of 2. I think we’ve got them projected for the end of next year or the beginning of 2027. So those are our goals here.

Q: Great. And then just one last one, I know you deemphasized the SIMPAS, a lot of savings from not making further investments there, but any progress on anything strategic with outside partners or getting some value for those assets?

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

There’s nothing really publicly, Wayne. It’s an ongoing initiative with three of the team members to find strategically place that technology. It is interesting technology, and we have some people that we’re in discussions about, but nothing of any substance at the moment. But it’s not being worked on. It is being worked on.

Q: Okay. Well, thanks for taking my questions, Dak, and good luck in the rest of the year.

Douglas Kaye - Chief Executive Officer, American Vanguard Corporation

Thank you, Wayne. Thank you. Thanks for the question.

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Operator

Thank you. And there were no other questions in the queue at this time. And this does conclude today’s conference. You may disconnect your lines at this time, and thank you for your participation.

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